Exhibit 10.5

TeleNav, Inc.

2975 San Ysidro Way

Stanta Clara, California 95051

Tel: (408) 245-0196 / Fax: (408) 245-0238

Offer Letter – Full Time Exempt Employee

Doug Miller

Re: Employment Terms

Dear Doug

TeleNav, Inc. (“The Company” of “TeleNav”) is very pleased to offer you the position of CFO, on the following terms.

Your base compensation will be $200,000.00 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for the following standard Company benefits: medical insurance, vacation, sick leave, and holidays. Details about these benefit plans are available for your review. There will be $30,000.00 bonuses, based on the company and your own performance. There will be also $10,000.00 sign on bonus.

As equity compensation, you will be granted an option to purchase 4,721,792 (1% of fully diluated shares) shares of the Company’s common stock (subject to Board approval of such stock option plan). The exercise price of such option shall be the fair market value of the stock at the date the option is granted, as determined by the Company’s Board of Directors. The current fair market value of the Company’s common stock is $0.06. Such options will be subject to vesting on the following terms: 25% vested after one full year. Option shall vest with respect to the remaining shares at the rate of one thirty-sixth (1/36) of the remaining shares per month for a period of thirty six (36) months.

Effect of Change of Control.

(i) In the event of a Change of Control, as defined below, fifty percent (50%) of the then unvested shares shall immediately vest and the remaining unvested shares shall become fully vested on the earlier of (A) the date the Optionee’s employment is terminated (1) by the Company (or any successor) without cause, or (2) by the Optionee for Good Reason (defined below), or (B) one year following the date of the Change of Control. A “Good Reason” shall be deemed to exist if (i)(A) there is a material adverse change in the Optionee’s position causing such position to he of significantly less stature or of significantly less responsibility, (B) there is a reduction of more than 20 percent of the Optionee’s base compensation, or (C) the Optionee refuses to relocate to a facility or location that is more than 50 miles from the Company’s current location, and (ii) within the 30 days immediately following such material change, reduction, or refusal the Optionee elects to terminate his employment voluntarily.

(ii) “Change of Control” shall mean (A) the acquisition of fifty percent (50%) or more of the outstanding shares of the Company pursuant to a lawful tender offer validly made by a third party, (B) a merger, consolidation or other reorganization of the Company (other than reincorporation of the Company), if after giving effect to such merger, consolidation, or other reorganization of the Company, the stockholders of the Company immediately prior to such merger, consolidation, or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization, or (C) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

After completion of the introductory period, in case of the termination without cause, you would receive 3 months salary as a severance plus 3 months COBRA.

The Company may modify compensation and benefits from time to time, as it deems necessary.

As a TeleNav employee, you will be expected to abide by Company rules and regulations and sign and comply with a Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of TeleNav proprietary information.

As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments. During the period of your employment, you will not, without the express written consent of the Company, engage in any employment or business activity, including, without limitation, consulting of any kind, other than for the Company.

Please sign and date this letter, and return it to the Company by the end of the work day, Friday, April 21, 2006, if you wish to accept employment at TeleNav under the terms described above. If you accept our offer (which we very much hope you will do), we would like you to start as soon as possible, and will discuss with you when this might be.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

By:	/s/ HP Jin
HP (HaiPing) Jin
President and CEO
TeleNav, Inc

Accepted:	/s/ Douglas S. Miller	Date: 4/20/06

Attachment to the offer letter to Doug Miller

As a standard practice by many companies in the state (CA), the first 90 days of your employment with TeleNav will constitute an introductory period. The introductory period is intended to give new employees the opportunity to demonstrate their ability to achieve a satisfactory level of performance and to determine whether the new position meets their expectations. TeleNav uses this period to evaluate employee capabilities, work habits and overall performance. Either you or TeleNav may end the employment relationship for any reason, at any time, during or after the introductory period, with or without cause and with or without notice. Upon satisfactory completion of the introductory period, employees enter the “regular” employment classification. However, satisfactory completion of the introductory period does not guarantee employment with TeleNav for any specific period of time, as your employment with TeleNav is at all times “at-will,” meaning that either you or TeleNav can terminate the employment relationship at any time, for any reason.

By your signature below, you hereby agree that your employment with TeleNav is “at-will,” meaning that either you or TeleNav can terminate the employment relationship at any time, whether during or after completion of the introductory period, for any reason, with or without prior notice. You also agree to sign TeleNav’s standard form of Proprietary Information Agreement, a copy of which is attached to this letter.

Agreed

Douglas S. Miller
By Doug Miller	Date April 20, 2006

TeleNav, INC.

PROPRIETARY INFORMATION AGREEMENT

The following confirms an agreement between me and TeleNav, Inc., a Delaware corporation (the “Company,” which term includes the Company’s affiliates, successors and assigns), which is a material part of the consideration for my employment or continued employment by the Company:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed or made known to, the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets; financial information; product plans; lists, databases and other information concerning vendors, licensees and customers (including information which discloses the identity of such parties) and the Company’s relationship with those parties; pricing information and policies; employee compensation records; business and marketing plans and strategies; forecasts and any other business information; inventions; discoveries; formulas; product and other ideas; works of authorship; processes; technology; computer programs; source and object codes; techniques; processes; prototypes; algorithms; schematics; research; know-how and data, disclosed to me by the Company, either directly or indirectly, in writing, orally or by drawings or inspection of materials. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company and its customers, vendors and other parties contracting with the Company, which may be learned by me during my employment.

2. As used in this Agreement, any reference to “employment” by the Company includes any time during which I may be retained by the Company as a consultant, in addition to any time during which I am an employee of the Company.

3. In consideration of my employment or continued employment and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade dress, mask work and other intellectual property rights, including, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing (collectively, the “Legal Rights”) associated with Proprietary Information shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and any Legal Rights associated therewith. At all times, both during my employment and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except that I may disclose such Proprietary Information to employees and consultants of the Company as necessary in the ordinary course of performing my duties on behalf of the Company. I agree to notify the Company in writing immediately upon discovery of any unauthorized use or disclosure of any Proprietary Information received hereunder, or any other breach of the Agreement, and to assist and cooperate with the Company in every reasonable way to regain possession of such Proprietary Information and/or prevent its further unauthorized disclosure and/or use. Notwithstanding the foregoing, I have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Proprietary Information, subsequently enters the public domain other than by breach of my confidentiality obligation, as of the date of its entering the public domain or (iii) that I can show I knew of prior to disclosure to me by the Company.

(b) In the event of the termination of my employment by me or by the Company for any reason, or upon the Company’s request at any time, I shall immediately return all documents, records, apparatus, computer files, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information furnished to me by the Company or produced by myself or others in connection with my employment, to the Company.

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions,” which include all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in paragraph (e) of this Section 3.

(d) During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of that employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel. During the term of my employment and thereafter, I will not solicit business for myself or for the benefit of any third party based upon information regarding the Company’s customers or other parties doing business with the Company who I become aware of during, and in connection with, my employment with the Company, to the extent that information constitutes the trade secrets of the Company.

(e) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached to this Agreement as Exhibit A, and to the extent permitted by law shall be “works made for hire.” The Company shall be the sole owner of all Legal Rights associated with the Inventions. I hereby assign to the Company any Legal Rights I may have or acquire in the Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing any Legal Rights for the foregoing Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. These acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of all Legal Rights associated with any Inventions with the same legal force and effect as if executed by me.

(f) A complete list of all Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement is attached as Exhibit B, and I covenant that this list is complete. If no list is attached to this Agreement, I represent that I have no Inventions at the time of signing this Agreement.

(g) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

4. I acknowledge and agree that a breach of any of my promises or covenants contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and in the event of such breach the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages, if appropriate).

5. This Agreement shall be effective as of the first day of my employment, and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

6. This Agreement may not be modified except by written agreement signed by me and the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to choice of law.

Dated: May 15, 2006
/s/ Douglas S. Miller
Employee

Exhibit A

§ 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those invention that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

TeleNav, Inc.

Ladies and Gentlemen:

1. The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company and that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

    x     No inventions or improvements.

         See below:

         Additional sheets attached.

/s/ Douglas S. Miller
Employee